Exhibit 10.33

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this “Amendment”) is made and effective as of October 31, 2020 (the “Effective Date”) by and between 111 LEMON INVESTORS LLC, a California limited liability company successor-in-interest to BF Monrovia, LLC, a California limited liability company (“Landlord”) and XENCOR, INC., a Delaware corporation successor-in-interest to Xencor, Inc., a California corporation (“Tenant”).

r e c i t a l s:

A.Landlord and Tenant entered into that certain Lease dated as of January 1, 2015 (the “Original Lease”) whereby Landlord leased to Tenant and Tenant leased from Original Landlord that certain space containing approximately 24,573 rentable square feet, comprising the entirety of the second (2nd) floor (the “2nd Floor Premises”) of that certain building located at 111 West Lemon Street, Monrovia, California 91016 (the “Building”).

B.The Original Lease was amended by (i) that certain Amendment to Lease dated as of January 26, 2015, by and between Landlord and Tenant, (ii) the Second Amendment to Lease, dated as of July 5, 2017, wherein an additional 23,652 comprising the Third Floor was added to the 2nd Floor Premises as an Expansion Space (“3rd Floor Premises”) (the 2nd Floor Premises and 3rd Floor Premises shall collectively be referred to in the Lease as the “Premises”), (iii) the Third Amendment to Lease dated as of April 30, 2020, wherein the term of the Original Lease was extended through September 30, 2020, (iv) the Fourth Amendment wherein the term was extended to October 31, 2020 (the Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment and Fourth Amendment may be referred to herein collectively as the “Lease.”)

C.The parties desire to amend the Lease to (i) extend the term of the Lease as to the 2nd Floor Premises, and to (ii) otherwise modify the Lease, all upon the terms and conditions hereinafter set forth.

a g r e e m e n t:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.  All references in the Lease and in this Amendment to “the Lease” or “this Lease”
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shall be construed to mean the Lease referenced above as amended and supplemented by this Amendment.
2. 2nd Floor Space – Extension of Term/Base Year.  Pursuant to this Amendment, the Commencement Date for the 2nd Floor Premises shall be November 1, 2020 (the “2nd Floor Commencement Date”).  The Term for the 2nd Floor Premises shall expire on the last day of the calendar month that is Sixty-Two (62) months from the 2nd Floor Premises Commencement Date (the “2nd Floor Space Term”), unless sooner terminated or extended as hereafter provided.
3. 2nd Floor Space Base Rent.  Effective as of the 2nd Floor Premises Commencement Date, the Base Rent payable by Tenant for the 2nd Floor Premises shall be as set forth in the following schedule, but otherwise in accordance with the terms and conditions of the Lease:

Months of 2nd Floor Space Term	Annual Base Rent	Monthly Installment of Base Rent	Estimated Monthly Rental Rate Per RSF of 2nd Floor Space
11/01/20 – 10/30/21*	$663,471	$55,289.25	$2.25
11/01/21 – 10/30/22	$683,375.13	$56,947.93	$2.32
11/01/22 – 10/30/23	$703,876.38	$58,656.37	$2.39
11/01/23 – 10/30/24	$724,992.67	$60,416.06	$2.46
11/01/24 – 10/30/25*	$746,742.48	$62,228.54	$2.53
11/01/25 – 12/31/25	N/A	$64,095.40	$2.61

*The Base Rent for the 2nd Floor Space shall be completely abated for months Two (2), Three (3), and Sixty (60) of the 2nd Floor Space Term (the “Base Rent Abatement Period”).  During the Base Rent Abatement Period, Tenant shall remain responsible for the payment of all of its other monetary obligations under the Lease.  If Tenant shall be in default under the Lease during the Base Rent Abatement Period and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, and this Lease shall be terminated and Tenant evicted in an unlawful detainer proceeding on account of such default then the abatement of Base Rent provided for in this paragraph shall immediately become void, the Base Rent payable by Tenant to Landlord shall immediately equal the amount set forth above without abatement, and in such event, then as part of the recovery by Landlord set forth in Section 17 of the Original Lease in connection therewith, Landlord shall be entitled to the recovery of the then unamortized amount of Base Rent that was previously abated pursuant to this paragraph; provided, however, Tenant acknowledges and agrees that nothing in this subparagraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Lease beyond any applicable notice and cure period.

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4.Condition of the 2nd Floor Premises. Tenant is in possession of the 2nd Floor Premises and, except as otherwise provided in the Lease or this Amendment, shall continue to occupy the same in its current “AS IS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements other than as specifically provided in the Lease or this Amendment.  Tenant further acknowledges that except as expressly provided in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Second Floor Premises, the improvements, refurbishments, or alterations therein, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease.
5.Condition of 2nd Floor Premises.
(a)Tenant acknowledges that it has been occupying the 2nd Floor Premises and, except as otherwise provided in the Lease or this Amendment, Tenant accepts the 2nd Floor Premises in its current “AS-IS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements except as provided in the Lease.  Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Second Floor Premises, the improvements, refurbishments, or alterations therein, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment.  Please be advised that the Building and the Second Floor Premises have not undergone inspection by a Certified Access Specialist (CASp).  The foregoing verification is included in this Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord's and Tenant's respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease.  Tenant hereby waives any and all rights under and benefits of California Civil Code Section 1938 and acknowledges that the Premises, the Building and the Project have not undergone inspection by a CASp.
6.Option to Extend 2nd Floor Space Term.  Landlord hereby grants Tenant or Permitted Transferee one option to extend the 2nd Floor Space Term (the “Option to Extend”) for one (1) additional period of five (5) years (the “2nd Floor Space Option Term”), in accordance with the terms of this Amendment and the Lease, except that (a) the option contained in this Section 6 shall be exercised by Tenant, if at all, by Tenant providing written notice to Landlord not more than three hundred sixty (360) days and not less than two hundred and seventy (270) days prior to the expiration of the 2nd Floor Space Term and (b) the monthly Base Rent payable by Tenant for the 2nd Floor Premises during the Option Term (the “Option Rent”) shall be the “Fair Market Rental Value” for the 2nd Floor Premises but not less than 103% of the annual Base Rent payable by Tenant for the 2nd Floor Premises during the last year of the 2nd Floor Space Term.  Upon the proper exercise of the Option to Extend, the 2nd Floor Space Term shall be extended for the 2nd Floor Space Option Term.  All other terms and conditions of the Lease, shall apply to the Second Floor Premises throughout the 2nd Floor Space Option Term.
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7.Security Deposit.  Landlord currently holds Tenant’s Security Deposit, pursuant to Section 9 of the Original Lease and Section 13 of the Second Amendment, in the amount of One Hundred Thousand Eight Hundred Fifty-One and 80/100 Dollars ($100,851.80).  In addition, the Lease is hereby amended such that Landlord’s rights with respect to use of the Security Deposit shall only apply in the case of an occurrence (and for the duration) of a Tenant Event of Default, or at the end of the Lease term, if (and to the extent) Tenant does not perform, after written notice from Landlord, its then effective obligations for repair and restoration of the Premises.
8.Clarification of the Lease

Notwithstanding any provision of the Lease or this Amendment to the contrary, the provisions of the Lease are hereby clarified, amended and modified as follows:

Tenant acknowledges that it currently is leasing One Hundred Percent (100%) of the rentable square footage in the Building, comprising approximately 48,225 rentable square feet, i.e., the entirety of the 2nd Floor and the entirety of the 3rd Floor.  Tenant agrees that as long as it is leasing the entire Building, Tenant shall be responsible for 100% of its Proportionate Share of Operating Expenses each year in excess of Base Year Operating Expenses for each applicable portion of the Premises.  Commencing on the 2nd Floor Commencement Date, the Base Year for Operating Expenses for the 2nd Floor Premises shall be adjusted to be the 2020 calendar year.

From and after the 2nd  Floor Commencement Date, as long as Tenant is leasing the entire Building, under the Lease, but subject to Section 9(a) below, Tenant shall be solely responsible at Tenant’s sole cost and expense for the repair and maintenance (but not replacement and in the case of the elevators, replacement or capital repair) as set forth below of the following:

(a)The two (2) existing HVAC units servicing the Building, the HVAC package units servicing the Premises, and the two (2) existing boilers servicing the Building;
(b)The gate serving the parking garage for the Building;
(c)Trash removal, landscaping, sweeping and maintenance of the Common Areas, and
(d)The elevators serving the Building (the areas and items described in the foregoing subparagraphs (a), (b), (c) and (d) are referred to herein as “Special Areas and Items”).
9.Additional Clarifications of the Lease

The following provisions of the Lease are hereby further clarified, amended and modified as follows:

(a)Paragraph 10 of the Second Amendment, which modified the definition of the “Building Systems” in Section 12.1.1 of the Original Lease, shall be deleted in its entirety, and the definition of the “Building Systems” set forth in Section 12.1.1 of the Original Lease is hereby amended to exclude “elevators”; provided however, that notwithstanding the foregoing or any other provision of this Lease (as amended) to the contrary, subject to Section 9(i) below, Landlord
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shall be solely responsible for, and shall bear the cost of, any capital item or replacement or capital work required by the Lease.
(b)Section 4.4: Holding Over.  During any holding over by Tenant in a portion of the Premises (the Second Floor Premises or Third Floor Premises as applicable) following the expiration of the Lease Term as to such portion of the Premises up to a maximum of 120-days Tenant shall be a month to month tenant only (“120-Day Holdover Period”) as to such portion of the Premises, subject to the below additional terms and conditions.  Any such holdover rent as to such portion of the Premises for such maximum time period shall be prorated on a daily basis based on the number of days of actual holdover as to such portion of the Premises.  During such holdover, Base Rent shall be as specified in Section 4.4 of the Original Lease.  Notwithstanding any other provision of the Lease to the contrary, in the event that Landlord obtains a fully executed Letter of Intent (“LOI”) with a replacement Tenant for occupancy of any portion of such portion of the Premises calling for delivery of possession of such portion of the Premises to such replacement tenant following expiration of the Lease term as to such portion of the Premises, and in the further event that Tenant holds over as to such portion of the Premises after the expiration of the Lease term as to such portion of the Premises, then Landlord may provide notice to the Tenant of the signed LOI, and Tenant shall vacate the as to such portion of the Premises within 30-days of the notice.
(c)(Omitted).
(d)Section 7.4: Landlord’s Records.  As to Section 7.4, the reference to “ninety (90) days” shall be replaced by “one hundred eighty (180) days”, the phrase “two (2) business days” shall be revised to be “five (5) business days”, and the references to “ten percent (10%)” shall be replaced by “five percent (5%)”.
(e)Section 10.1: Permitted Use.  The language of the last sentence of Section 10 reading “all Hazardous Substances” shall be revised to read “all such Hazardous Substances.”
(f)Section 10.3: Compliance with Laws.  Notwithstanding any provision of this Amendment or the Lease to the contrary, Section 10.3 of the Lease shall continue to apply as written, and shall prevail over any other provision in the event of conflict.
(g)Section 11: As-Is.  The provisions of Section 11 and Sections of this Amendment shall not affect or limit Landlord’s specific obligations (including without limitation, obligations for repair, rebuilding and compliance with law) as to the Premises under the Lease, and the waiver of Claims set forth in Section 11 shall only apply to Tenant’s known Claims as of the date of this Amendment.
(h)Section 12.1.1:  The provision in the last sentence of Section 12.1.1 shall only apply to damage or conditions caused by Tenant, its employees, contractors, representatives, or their negligence or misconduct or that of any Tenant Permitted User (and then only to the extent such damage or conditions is not subject to Sections 13.5 or Section 14), and Landlord represents that it has no knowledge as of the date of execution of this Amendment of any such damage or conditions (or any condition which requires repair or correction by Tenant under Section 12.2.1).
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(i)Sections 12.1.2 and 12.2.2: As to the two (2) existing HVAC units servicing the Building, the HVAC package units servicing the Premises, and the boilers servicing the Building, Tenant shall be obligated to maintain and repair the same, subject to reasonable wear and tear, but in the case where any such unit or boiler needs replacement, Landlord shall bear the entire cost of such replacement, other than the portion of the amortized cost thereof to be borne by Tenant as provided in Paragraph 6) of Exhibit E to the Lease, and within 30 days of execution of this Amendment, Tenant shall provide Landlord with Tenant’s signed contract for HVAC servicing of the foregoing HVAC units serving the Premises and the Building.  For purposes of this Lease, in the case of the capital repair of the elevators, any capital repair the aggregate cost of which exceeds $6,000 shall be considered a replacement and the cost thereof shall be borne by Landlord, which replacement cost shall be amortized and borne by Tenant as provided in Paragraph 6 of Exhibit E to the Lease.
(j)(Intentionally Omitted)
(k)Section 12.4: Alterations; Tenant Removal of Alterations.  Tenant shall not have the obligation to remove Alterations made prior to the Effective Date of this Amendment, and no future Alteration shall be required to be so removed unless such Alteration would make the Premises materially less marketable to new tenants in comparison to conditions in effect prior to such Alteration, as determined in Landlord’s good faith discretion.
(l)(Intentionally omitted)
(m)Section 14:  Damage or Destruction.
i)If the Lease is not terminated by Landlord or Tenant pursuant to Section 14, (i) Tenant shall restore, and shall be solely responsible for any deficiency (or shortfall) in insurance proceeds allocable to restoration of, the tenant improvements in the Premises and the personal property of Tenant (provided that Tenant may make reasonable modifications to the scope and nature of such repairs and restoration of Tenant improvements in the Premises) without regard to any fault or negligence of Landlord, and (ii) if, following any casualty, Landlord shall fail to promptly restore fully the remaining improvements on the Property (i.e., those improvements which are not Tenant improvements), (without regard to any fault or negligence of Tenant or any Tenant Permitted User) without cost to Tenant; Tenant may, by delivery of written notice to Landlord terminate this Lease without liability, effective on the date specified in its notice.
ii)In the event of any damage to the Premises or Property by a casualty event which renders all or any portion of the Premises uninhabitable (and this Lease is not terminated by Landlord or Tenant), and Tenant does not so occupy such portion of the Premises, all rent payable under the Lease allocable to such portion of the Premises shall be abated from the date such portion is not so occupied for a period of time reasonably sufficient (under the circumstances) to allow Tenant to restore the tenant improvements in the Premises to a habitable condition and reoccupy the Premises for the conduct of business.
(n)(Intentionally Omitted)
(o)Section 16: Tenant Permitted Transferees and Permitted Transfers.
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i)As to Section 16.1.2, the same shall not apply to any Permitted Transfer and after the phrase “Tenant Permitted User,” add the phrase “or Permitted Transferee (defined below).”
ii)As to Section 16.1.2(a), any such merger described therein shall be subject to Section 16.5 of the Lease so long as such transaction is a good faith transaction; in addition, the phrase “or in which Tenant survives as a subsidiary of another person” shall be deleted.
iii)As to Section 16.1.2, clauses (b) and (c) shall not apply if the stock of Tenant is listed on any securities exchange or is otherwise publicly held.
iv)As to Section 16 generally, no sublessee in any sublease Transfer shall be required to assume or be liable for the obligations of Tenant under the Lease.
v)As to Section 16.5(a), clause (i) shall be revised to read in its entirety “no later than ten (10) days after the closing of such Permitted Transfer, Tenant notifies Landlord of such Permitted Transfer and delivers to Landlord reasonable evidence that the transaction in question complies with the requirements of this Section 16.5 and (b) clause (iii) shall be revised to read in its entirety, “Such Permitted Transferee shall have a tangible net worth sufficient to demonstrate that it is financially capable to fully service its financial obligations (including but not limited to its obligations under the Lease) as the same become due.”
(p)Section 17.1: Defaults.
i)Section 17.1.1 shall be revised to read: “The failure of Tenant to cure in full any delinquent payment of Base Rent or Additional Rent within five (5) days of receipt of written notice from Landlord that such amount is delinquent.”
ii)Section 17.1.7 shall be deleted.
(q)Section 17.4 Late Charges. The reference in Section 17.4 to “ten percent (10%)” shall be revised to read “five percent (5%)”, and no late charge shall be payable unless Landlord shall provide written notice of the delinquent payment in question and Tenant shall fail to cure such delinquent rent within three (3) business days of receipt of such notice; in addition, the last sentence of Section 17.4 shall be deleted.
(r)Section 18: Indemnification.
i)The provisions of Section 18.1 commencing with clause (b) and continuing for the remainder of Section 18.1 shall be deleted and replaced with the following:  “and (b) subject to the provisions of Sections 12.1 and 14, any accident, injury or damage which happens at, in or upon the Premises during the Term; (c) any activity, work or thing done, permitted or suffered by Tenant or any Tenant Permitted Used on, in or about the Premises, (d) any failure by Tenant to comply with any Laws, including, without limitation, any Laws related to ADA or other Laws relating to accessibility to the Premises; any other act, omission, and (f) the negligence or willful misconduct of Tenant or any member, manager, partner, officer, director, employee or contractor of Tenant, or any Tenant Permitted User (collectively, “Tenant Parties”) relating to the
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Premises or Tenant's operations therein, except to the extent any of the foregoing arises as a result of the gross negligence or willful misconduct or failure to comply with Landlord's obligations under this Lease of Landlord or any member, manager, partner, officer, director, employee or contractor of Landlord (collectively, “Landlord Parties”).”
ii)(Intentionally Omitted)
(s)Section 20.1 No Landlord Liability.  Section 20.1 (c) shall not apply in the event and to the extent of the gross negligence or willful misconduct of Landlord or any Landlord Party, and Section 20.1(d) shall not apply to the extent such injury or damages are caused by the intentional misconduct of Landlord or any Landlord Party.
(t)Section 21: Subordination.  Landlord shall use reasonable efforts to cause the current Mortgagee, JP Morgan Chase Bank N.A. (“Chase”) to execute, acknowledge and deliver to Tenant within 90 days of the date of full execution of this Amendment a Subordination Nondisturbance and Attornment Agreement in the form of Exhibit A attached hereto (the “SNDA”) in favor of Tenant provided that if Landlord shall not deliver to Tenant such SNDA fully executed by Chase and Landlord within such 90 day period, and Landlord shall continue to fail to do so for an additional 30 days after Tenant delivers a notice of such failure to Landlord, Tenant may at any time within thirty (30) days thereafter elect to terminate this Lease and its obligations hereunder (without further liability).
(u)Section 27: Surrender of Premises. The phrase “subject to all Alterations” shall be added immediately following the language in Section 27 reading “in the same condition as received,” and the phrase “in good operating condition” shall be revised to read “in good operating condition, reasonable wear and tear excepted.”  The proviso contained in the first sentence of Section 27 shall be deleted, and the right of Landlord to require the removal of Alterations shall be subject to Section 7(i) of this Amendment.
(v)Section 28.3: Notices.  In Section 28.3, the phrase “by United States registered or certified mail” shall be deleted.
(w)Section 28.4: Waivers.  In any case under the Lease where an action, omission or right of a party hereto is subject to the consent of the other party hereto, and no standard is provided in the Lease for the giving or withholding of such consent, such consent shall not be unreasonably withheld, conditioned or delayed.
(x)Section 32.1: Affiliate.  In Section 32.1, all references to “fifty-one percent (51%)” shall be replaced with the phrase “thirty percent (30%)” (provided that in determining an Affiliate Sublease, it shall be “twenty percent (20%)”).
(y)Exhibit E: Operating Costs for any Expense Year shall not include insurance deductibles or shortfalls aggregating more than $25,000 for such year.
(z)If Tenant no longer leases 100% of the Building, (i) “Tenant’s Proportionate Share” shall equal the percentage corresponding to the fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area of the Building, (ii) Tenant shall be entitled to exclusive use of Tenant’s  Proportionate Share of all parking spaces
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contained on the Property, and (iii) Tenant shall pay for all electricity provided to the Premises and Tenant’s Proportionate Share of all electricity provided to the Common Areas (but not for more than the foregoing).
10.No Brokers.  Landlord and Tenant hereby warrant to each other that they shall have no obligation to provide a commission to any real estate broker or agent in connection with the negotiation of this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through our under the indemnifying party.
11.Authorization.  Landlord and Tenant represent and warrant to each other respectively that they have the requisite power and authority to enter into this Amendment; that all necessary and appropriate approvals, authorizations and other steps have been taken to effect the legality of this Amendment; that the signatories executing this Amendment on behalf of Landlord and Tenant have been duly authorized and empowered to execute this Amendment on behalf of Landlord and Tenant, respectively; and that this Amendment is valid and shall be binding upon and enforceable against Landlord and Tenant and their respective successors and assigns and shall inure to the benefit of Landlord and Tenant, and their respective successors and assigns.
12.Full Force and Effect.  Except as set forth herein, all of the terms, covenants, and conditions of the Lease shall remain in full force and effect and there exists as of the date hereof no default or breach by Tenant of (or to Landlord’s knowledge the occurrence of an event which, with the passage of time or the giving of notice or either of them would constitute a default or breach by Tenant of) any of the terms or conditions of, or obligations of Tenant under the Lease.  If a conflict or inconsistency exists between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall control to the extent of any such conflict or inconsistency.
13.Submission. Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.
14.Counterparts; Electronic Signatures.  This Amendment may be executed in any number of counterparts, all of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.  The parties hereto may deliver their signatures to this Amendment by facsimile, electronic mail, or other electronic transmission, and agree to accept such digital image of this Amendment, as executed, as a true and correct original and admissible as if such signatures were original executed versions of this Amendment.  In the event a signature is transmitted electronically, the party so transmitting shall deliver original signature pages within three (3) business days thereafter.
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[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Fifth Amendment to Lease has been executed as of the Effective Date.

“Landlord”	111 LEMON INVESTORS LLC, a California limited liability company

	By:	Robhana LV1 LLC, a Nevada limited liability company Its Member

		By:	/s/ Robert Hanasab
Robert Hanasab Its Manager

“Tenant”	XENCOR, INC., a Delaware corporation

	By:	/s/ John Kuch
Printed Name: John Kuch Its: Senior Vice President and CFO

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Exhibit A

Subordination Nondisturbance and Attornment Agreement

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